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                          EXHIBIT 10.21

             Description of 1995 Executive Bonus Plan

Annual Bonus

     The Company's annual bonus plan is designed to provide performance-based compensation awards to executives for achievement during the past year. For executive officers, bonus awards are a function of individual performance and consolidated corporate results. Business unit performance is also a component of the bonus plan for those involved in line operations below the executive officer level. All participants are subject to a discretionary adjustment, either positive or negative, based on individual performance. The specified qualitative and quantitative criteria employed by the Committee on Management ("Committee") in determining bonus awards vary individually and from year to year. These criteria, or targets, are established as a means of measuring executive performance. The corporate target for 1995 was an equally weighted earnings per share and cash flow target established by this Committee of the Board of Directors as an incentive to improve the financial performance of the firm and thus improve long-term stock performance. Performance objectives and associated payouts were established at the beginning of the year and were subsequently modified in September to reflect the financial structure and objectives of the Company following the completion of the Company's acquisition of ALC Communications Corporation and other significant acquisition and merger activity. The objectives are identified as threshold, standard and premier targets with standard performance yielding payouts at the median level competitively. No award will be paid unless threshold performance is achieved for both components.

     For 1995, both earnings per share and cash flow results were between the standard and premier levels. All the Company's senior executives are eligible to participate in the bonus plan with payout awards varying by salary grade. With respect to Mr. Bittner's participation, his annual bonus was based upon achievement of the corporate targets, a mechanical application of the formula (which for Mr. Bittner was 105.0%, times his actual salary) and an additional discretionary adjustment based on his individual performance.